Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 4, 2012

Webster Financial Corporation

Webster Plaza

145 Bank Street

Waterbury, CT 06702

Ladies and Gentlemen:

We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of (i) debt securities, (ii) common stock, (iii) preferred stock, (iv) depositary shares, (v) purchase contracts, (vi) units, and (vii) warrants from time to time on a delayed or continuous basis as set forth in the prospectus dated December 20, 2011 which forms part of the Registration Statement (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is delivered in connection with the proposed public offering by the Company of 5,060,000 depositary shares, each representing a 1/1000th ownership interest in a share of 6.40% Series E Non-Cumulative Perpetual Preferred Stock of the Company, par value $0.01 per share, with a liquidation preference of $25,000 per share (the “Series E Preferred Stock”), as described in a supplement to the Prospectus dated November 27, 2012 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus Supplement.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for

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such opinion, including (but not limited to) the following: (i) an executed copy of the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the form of stock certificate representing the Series E Preferred Stock; and (v) the form of receipt representing the depositary shares.

In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus and the Prospectus Supplement. We consequently have relied upon representations and information presented in such documents.

Based upon and subject to the foregoing, the discussion set forth in the Prospectus Supplement under the heading “United States Federal Income Tax Consequences,” to the extent that such information describes provisions of federal income tax laws, represents our opinion as to the material federal income tax considerations of the matters discussed therein, as of the date hereof.

This opinion letter has been prepared solely for your use in connection with the offering of depositary shares representing Series E Preferred Stock in accordance with the Registration Statement and the Prospectus and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Form 8-K and its incorporation by reference as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP HOGAN LOVELLS US LLP